Exhibit 10

ASSET PURCHASE AGREEMENT

by and among

ATC TOWER SERVICES, INC.,

AMERICAN TOWER CORPORATION

and

ANDREW SYSTEMS INC.

Dated as of October 18, 2004

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 18th day of October, 2004, by and among ATC TOWER SERVICES, INC, a New Mexico corporation (“Seller”), ANDREW SYSTEMS INC., a Delaware corporation (“Buyer”), and for purposes of Sections 8.2 (Indemnification) and 8.5 (Covenant-Not-to-Compete), AMERICAN TOWER CORPORATION, a Delaware corporation (“Parent”).

RECITALS

Seller owns certain assets used in the conduct of its Business (as defined below). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below), on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.1. Purchase and Sale of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 1.2. Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer will assume the following, and only the following, obligations and liabilities of Seller (the “Assumed Liabilities”): The payment and performance obligations of Seller arising after the Closing Date under the Real Property Leases and Contracts listed on Schedule 1.2 (the “Assumed Contracts”), excluding any obligations of Seller under such Real Property Leases and Contracts (x) that are the result of Seller’s violation or breach of a Contract or Real Property Lease, other than any such obligation arising out of any failure to obtain the consent of any third party to the assignment of any such Real Property Lease or Contract in connection with the transactions contemplated by this Agreement, so long as the necessity of the consent to such assignment was identified on Schedule 3.5(c) hereto or (y) the existence of which would constitute an inaccuracy in or breach of any of Seller’s representations or warranties made in this Agreement, as if made on and as of the Closing Date.

Section 1.3. Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer will not assume, or otherwise be responsible for, any liabilities or obligations of Seller or its Affiliates, whether actual or contingent, direct or indirect, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement (“Excluded Liabilities”). Seller hereby acknowledges that it and its Affiliates are retaining the Excluded Liabilities. Without limiting the generality of the foregoing, Buyer shall not assume or be obligated to pay, perform or discharge any liabilities, obligations or commitments of Seller or its Affiliates relating to or arising out of any of the following:

(a) Transaction Documents. All liabilities and obligations arising out of Seller’s or its Affiliates’ obligations under this Agreement and the other documents executed in connection with the Closing;

(b) Taxes. All liabilities for federal, state and local Taxes of Seller or its Affiliates or relating to the Assets for any period prior to the Closing;

(c) Debt. All liabilities and obligations to repay indebtedness for borrowed money incurred by Seller or its Affiliates, including any liabilities or obligations under any capitalized leases, bonds, debentures or installment contracts, other than any indebtedness arising from and after the Closing Date under any capital lease that is an Assumed Contract in an aggregate amount not to exceed $3,100,000 (“Assumed Debt”);

(d) Excluded Assets. All of Seller’s or its Affiliates’ liabilities and obligations related to or arising out of Excluded Assets;

(e) Warranty and Product Liability. All of Seller’s or its Affiliates’ liabilities and obligations arising out of, resulting from or relating to warranty claims for products manufactured or services performed on or prior to the Closing Date or to product liability claims, whether founded upon negligence, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to an individual or damage to property arising out of a defect or alleged defect in products manufactured or services performed on or prior to the Closing Date;

(f) Professional Fees. All liabilities and obligations of Seller or its Affiliates for fees, costs and expenses of attorneys, independent public accountants, investment bankers or other representatives incurred in connection with the negotiation, preparation or consummation of the Closing;

(g) Litigation. All liabilities and obligations of Seller or its Affiliates arising out of any Action based on any state of facts or events occurring on or prior to the Closing Date, whether or not disclosed in the Disclosure Schedules;

(h) Employment Matters. All liabilities and obligations of Seller or its Affiliates for any workers’ compensation, payroll Taxes or withholdings or similar items and any wages, bonuses, commissions, sick pay or vacation payments, severance payments or other compensation;

(i) Employee Plans. All liabilities or obligations of Seller or its Affiliates, arising prior to, on or after the Closing, to provide benefits to former or current employees of Seller or its Affiliates and their dependents under any Employee Benefit Plan and any other benefit or compensation plan, fund, arrangement or agreement of Seller;

(j) Violation of Law. Any liabilities or obligations of Seller or its Affiliates arising out of or in connection with a violation or non-compliance with applicable law, including any Environmental and Safety Requirements, and any liabilities or obligations relating to existing environmental conditions or occurrences prior to the Closing;

(k) Bonuses. Any stay bonuses or retention or change-in-control payments due to employees of the Business by Seller or its Affiliates as a result of or otherwise relating to the consummation of the Closing;

(l) Restructuring Liabilities. Any liabilities or obligations of the Seller relating to its present or past restructuring activities;

(m) Intercompany Liabilities. Any liabilities or obligations of the Seller or its Affiliates relating to the Business or to any Affiliate of Seller; and

(n) Balance Sheet Liabilities. All accounts payables, current and long term liabilities of Seller reflected on the Financial Statements of the Business, other than the Assumed Debt.

Section 1.4. Purchase Price. Subject to adjustment as provided in Section 1.5 below, the purchase price for the Assets and the other obligations of Seller under this Agreement will be the following (the “Purchase Price”):

(a) $6,785,000, less $1,000,000 (the “Escrow Amount”), shall be payable at the Closing by wire transfer of immediately available funds to an United States account designated in writing by Seller (the “Cash Payment”); and

(b) the Escrow Amount shall be deposited at the Closing into an interest bearing escrow account pursuant to an Escrow Agreement substantially in the form attached as Exhibit A (the “Escrow Agreement”).

Section 1.5. Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

(a) As soon as practicable after the Closing Date, but in any event within thirty (30) days thereafter, Buyer shall complete a physical count to determine all Fixtures and Equipment and Inventory as of Closing. Buyer shall provide Seller with two (2) business days’ written notice by fax prior to commencing any physical count at any location, and shall allow Seller or its representatives the opportunity to observe such count. Within five (5) days after completion of the physical count of all Fixtures and Equipment and Inventory, Buyer shall deliver to Seller a statement (the “Closing Statement”) showing the calculation (in accordance with Section 1.5(e)) of the aggregate depreciated net book value of (i) Fixtures and Equipment excluding Discounted Vehicles (as defined in the next sentence) (the “F&E Amount”) and (ii) Inventory and Discounted Vehicles (the “I&DV Amount”), in each case as of the Closing Date, and any adjustment required pursuant to paragraph (b) or (c) below. “Discounted Vehicles” shall mean all vehicles sold to Buyer hereunder with model years of 2001 and older.

(b) If the sum of (i) the result obtained by subtracting the F&E Amount on the Fixed Asset List (as defined in Section 1.5(e)) from the F&E Amount on the Final Closing Statement (as defined in Section 1.6) and (ii) twenty-five percent (25%) of the result obtained by subtracting the I&DV Amount on the Fixed Asset List from the I&DV Amount on the Final Closing Statement, results in a negative number, then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by the absolute value of such sum; provided, however, that no such adjustment shall be made unless the absolute value of such sum is greater than $25,000. (For purposes of illustration only, assume the following facts, the F&E Amount on the Fixed Asset List and the Final Closing Statement are $6,000,000 and $5,850,000, respectively, and the I&DV Amount on the Fixed Asset List and the Final Closing Statement are $4,850,000 and $5,000,000, respectively. On those facts, clause (i) above would equal -$150,000 and clause (ii) would equal $37,500, and the Purchase Price would be reduced by $112,500 (or the absolute value of -$112,500).

(c) If the sum of (i) the result obtained by subtracting the F&E Amount on the Fixed Asset List from the F&E Amount on the Final Closing Statement and (ii) twenty-five (25%) of the result obtained by subtracting the I&DV Amount on the Fixed Asset List from the I&DV Amount on the Final Closing Statement, results in a positive number, then the Purchase Price shall be increased, on a dollar-for-dollar basis, by such sum; provided, however, that no such adjustment shall be made unless the value of such sum is greater than $25,000. (For purposes of illustration only, assume the following facts, the F&E Amount on the Fixed Asset List and the Final Closing Statement are $5,850,000 and $6,000,000, respectively, and the I&DV Amount on the Fixed Asset List and the Final Closing Statement are $5,000,000 and $4,850,000, respectively. On those facts, clause (i) above would equal $150,000 and clause (ii) would equal -$37,500, and the Purchase Price would be increased by $112,500.

(d) If the Purchase Price is reduced in accordance with Section 1.5(b) above, Seller shall pay to Buyer, and if the Purchase Price is increased in accordance with Section 1.5(c) above, Buyer shall pay to Seller, in each case in immediately available funds, such adjustment within ten (10) days after the determination of the Final Closing Statement, plus simple interest on the unpaid balance at the rate of 7% per annum from and after the Closing Date until such balance is paid in full. Buyer shall have the right, in its sole discretion, to make a claim under the Escrow Agreement for all or a portion of such amount owing to Buyer.

(e) The F&E Amount for each item of Fixtures and Equipment and the I&DV Amount for each item of Inventory and Discounted Vehicles as of the Closing Date shall equal the depreciated net book value ascribed to such items on June 30, 2004 as set forth on Schedules 11.1-a and 11.1-b (the “Fixed Asset List”), provided that any newly acquired items of Fixtures and Equipment or Inventory and Discounted Vehicles in existence as of the Closing Date and sold to Buyer hereunder shall be valued pursuant to the same methodology as Seller’s valuation of Fixtures and Equipment and Inventory as reflected on the Fixed Asset List. The Excluded Assets and Excluded Liabilities shall be excluded from the calculation of the F&E Amount and I&DV Amount on the Closing Statement and the Fixed Asset List.

Section 1.6. Disputes Regarding Closing Statement. If Seller disagrees with the Closing Statement, the calculation of the F&E Amount and I&DV Amount and/or the Purchase Price adjustment reflected on the Closing Statement, Seller shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within 30 calendar days after Seller’s receipt of the Closing Statement. If Buyer does not receive a written notice from Seller disputing the Closing Statement within the time period specified in this Section 1.6, then the Closing Statement shall become final and binding on the parties. The parties shall use reasonable efforts for a period of 30 calendar days after Seller’s delivery of such notice (or such longer period as they may mutually agree upon) to resolve any disagreements raised by Seller with respect to the Closing Statement. During any such period of dispute, Seller shall have reasonable access to the employees and Books and Records relating to the Business and the working papers of Buyer and its representatives relating to the Closing Statement. If, at the end of such period, the parties do not resolve all such disagreements, they shall select within 10 calendar days a mutually acceptable independent accounting firm of recognized national standing to review the Closing Statement and resolve any remaining disagreements regarding the adjustment called for by Section 1.5. In the event Buyer and Seller cannot agree upon an accounting firm, they shall choose the same by lot from those “Big 4” accounting firms having no material relationship to Buyer or Seller and their respective Affiliates and having offices in locations suitable to conduct such review. The determination by such independent accounting firm shall be final, binding and conclusive on the parties and judgment may be entered thereon in a court of competent jurisdiction. Buyer and Seller shall make their respective submissions to the independent accounting firm within 15 calendar days after selecting such firm pursuant to this Section 1.6. Buyer and Seller shall use reasonable efforts to cause such independent accounting firm to make its determination within 30 calendar days after accepting its selection. The fees and expenses of such independent accounting firm shall be borne by the non-prevailing party. The term “Final Closing Statement”, as used in Section 1.5 and this Section 1.6, shall mean the definitive Closing Statement agreed to by Seller and Buyer in accordance with Section 1.6 (including a deemed acceptance by Seller as contemplated by this Section 1.6) or the definitive Closing Statement resulting from the determinations made by the accounting firm in accordance with this Section 1.6 (in addition to those items theretofore agreed to by Seller and Buyer).

Section 1.7. Closing Costs; Transfer Taxes and Fees. Any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided by this Agreement and any related deficiency, interest or penalty will be borne equally by Seller and Buyer; provided, however, that in no event shall Buyer’s maximum liability under this Section 1.7 exceed in the aggregate $75,000 and Seller shall be solely responsible for any amount in excess of Buyer’s foregoing maximum liability.

Section 1.8. Purchase Price Allocation. The Purchase Price and Assumed Liabilities shall be allocated for tax purposes as provided in Schedule 1.8, as may be amended to reflect any adjustment to the Purchase Price pursuant to Section 1.5. Buyer and Seller shall file all tax returns and related statements, forms and schedules consistent with such allocation and shall take no position contrary to such allocation unless required by law. Buyer and Seller shall treat the purchase and sale of assets under this Agreement as an “applicable asset acquisition” within the meaning of Section 1060 of the Code, and shall prepare and timely file Internal Revenue Service Form 8594 (and any required exhibits) in a manner consistent with the allocation of the Purchase Price under this Section 1.8.

ARTICLE II.

CLOSING

Section 2.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur within five business days after the conditions precedent to Closing contained in Articles VI and VII have been satisfied or waived at 10:00 a.m. local time at the offices of Gardner Carton & Douglas, LLP, 191 North Wacker Drive, Suite 3700, Chicago, IL 60606, or such other time or place as the parties may mutually determine, and will be effective as of the opening of business on the Closing Date. In lieu of attending the Closing, the parties may consummate the Closing by exchanging documents via facsimile, e-mail and overnight courier in a mutually acceptable manner. The parties agree to use their good faith efforts to cause the Closing to occur on November 30, 2004.

Section 2.2. Deliveries and Actions Taken at Closing.

(a) Deliveries by Seller. To effectuate the Closing, Seller will, at the Closing, deliver to Buyer:

(i) good and sufficient bills of sale, assignments, original vehicle titles and other instruments of transfer to convey to Buyer good and marketable title to the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii) instruments evidencing the release of all Encumbrances on the Assets, other than Permitted Encumbrances;

(iii) copies of the resolutions and other requisite company actions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Seller of the transactions contemplated by such agreements, which copies have been certified by the secretary of Seller and dated as of the Closing Date;

(iv) the Escrow Agreement signed by Seller and Parent;

(v) a Transition Services Agreement signed by Seller substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”); and

(vi) such other documents and instruments specified in this Agreement (including Article VII) or otherwise deemed reasonably necessary or appropriate by Buyer or its counsel to consummate the transactions contemplated by this Agreement.

(b) Deliveries by Buyer. To effectuate the Closing, Buyer will, at the Closing, deliver to Seller:

(i) the Cash Payment in accordance with Section 1.4 and deposit of the Escrow Amount in accordance with the Escrow Agreement;

(ii) copies of the resolutions and other requisite company actions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Buyer of the transactions contemplated by such agreements, which copies have been certified by the secretary of Buyer and dated as of the Closing Date;

(iii) the Transition Services Agreement signed by Buyer;

(iv) instruments of assumption of the Assumed Liabilities; and

(v) such other documents and instruments specified in this Agreement or otherwise deemed reasonably necessary or appropriate by Seller or its counsel to consummate the transactions contemplated by this Agreement.

(c) Form of Instruments. To the extent that a form of any document to be delivered under this Agreement is not attached as an Exhibit, such documents will be in a form reasonably satisfactory to Buyer and Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. Seller has full corporate power and authority to conduct its business as it is presently being conducted by Seller and to own and lease its properties and assets. Seller is duly qualified as a corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except as would not, individually or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 3.1 is each jurisdiction in which Seller is qualified or licensed to do business as a corporation. True and complete copies of the Certificate of Incorporation and Bylaws of Seller have previously been provided to Buyer.

Section 3.2. Authorization. Seller and Parent have all requisite corporate power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations under this Agreement. The execution and delivery of this Agreement by Seller and Parent and the consummation by them of the transactions contemplated by this Agreement have been duly approved by the Board of Directors of each of them. No other corporate proceedings on their part are necessary to authorize this Agreement, or the other agreements, instruments, certificates and documents to be delivered by them under this Agreement or the transactions contemplated by this Agreement. This Agreement and the other agreements, instruments, certificates and documents to be delivered by each of Seller and Parent under this Agreement have been (or, if to be executed or delivered after the date of this Agreement, will be) duly executed and delivered by Seller and Parent, as applicable, and are (or, when executed, will be) legal, valid and binding obligations of Seller and Parent, as applicable, enforceable against them in accordance with their terms.

Section 3.3. Assets. Except as set forth on Schedule 3.3, Seller has, and upon the consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller, good and marketable title to all of the Assets subject to no Encumbrance, except for Permitted Encumbrances. Except as set forth in Schedule 3.3, the Assets are in good working order, repair and condition (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practice. Schedule 3.3 contains a reasonable delineation of all known Permitted Encumbrances. Except as set forth on Schedule 3.3, the Assets include all the assets and properties necessary to operate the Business as currently conducted. Except as set forth on Schedule 3.3, the Fixtures and Equipment and Inventory include substantially all of the fixtures, equipment and inventory related primarily to the Business as currently conducted.

Section 3.4. Real Property Leases. Except as set forth on Schedule 3.4, neither Seller nor its Affiliates owns, and has ever owned, any real property relating primarily to the Business. Schedule 3.4 contains a complete list of all leases pursuant to which Seller or its Affiliates leases real property in connection with the conduct and operation of the Business (those leases on Schedule 3.4 which Buyer is assuming as part of this transaction are hereinafter referred to as the “Real Property Leases”). All Real Property Leases are valid, binding and enforceable obligations of the Seller, and to the Knowledge of Seller, the other parties thereto, in accordance with their terms and are executory agreements. No circumstance or event has occurred or currently exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default or event of default under any such Real Property Lease on the part of Seller or, to the Knowledge of Seller, any other party to such lease. With respect to each such Real Property Lease, Seller has a valid leasehold interest in the leasehold estate covered by each Real Property Lease. Seller enjoys peaceful, undisturbed and exclusive possession of all the leased real property covered by such Real Property Leases. Seller and, to Seller’s Knowledge, the other parties to the Real Property Leases are in all material respects in compliance with all their obligations with respect thereto required through the date of this Agreement to be performed by it.

Section 3.5. Contracts and Commitments.

(a) Except for (1) the Contracts listed or referred to, or required to be listed or referred to, on Schedule 3.5 (collectively, the “Material Contracts”) and the Real Property Leases listed on Schedule 3.4 and (2) any other Contract with respect to the Business, regardless of whether or not Seller or an Affiliate is a party, that does not relate to or bind the Business or the Assets, neither Seller nor its Affiliates is a party to, nor is Seller or its Affiliates, or the Assets bound by, any written or oral:

(i) Contract for the employment of any officer, employee or other Person on a full-time, part-time, consulting or other basis or Contract relating to loans to officers, directors or affiliates, except oral contracts for employment at-will;

(ii) Contract relating to any severance, golden parachute, stay bonus or similar Contract with or for the benefit of any officer, employee or other Person set forth on Schedule 3.5(ii) hereto, who are employees that Buyer expects to become Rehired Employees, engaged on a full-time, part-time, consulting or other basis requiring payments by Seller or its Affiliates upon a change in control of the Seller or otherwise;

(iii) Contract under which Seller or its Affiliates has advanced or loaned any other Person amounts in the aggregate exceeding $1,000, other than travel advances which do not exceed in the aggregate $10,000;

(iv) Contract relating to borrowed money or other indebtedness (including any capital lease agreements) or the mortgaging, pledging or otherwise placing an Encumbrance on any Asset;

(v) Contract under which Seller or its Affiliates is lessor of or permits any third person to hold or operate any property owned or controlled by Seller or its Affiliates that constitutes an Asset;

(vi) Contract or group of related Contracts with the same parties or group of affiliated parties the performance of which involves annual consideration in excess of $25,000 or aggregate consideration in excess of $50,000, except oral agreements that may be terminated at-will without penalty upon thirty (30) days’ notice or less;

(vii) assignment, license, indemnification or other Contract with respect to any Proprietary Rights (other than off-the-shelf software licenses);

(viii) sales, distribution, dealer or manufacturer’s representative or franchise Contract;

(ix) Contract with a term of more than six months that (A) is not terminable by Seller upon 30 days or less notice at any time without penalty or payment of consideration and (B) involves a consideration in excess of $25,000 per annum;

(x) Contract prohibiting or restricting Seller from freely engaging in the Business or competing anywhere in the world or Contract for Seller’s or its Affiliates’ benefit prohibiting or restricting any other person from freely engaging in any activity competitive with the Business anywhere in the world;

(xi) Contract with any supplier containing any provision permitting any party other than Seller to renegotiate the price or other terms, or containing any pay-back, retroactive adjustment or other similar provision, upon the occurrence of a failure by Seller or its Affiliates to meet its obligations under Contract when due or the occurrence of any other event involving annual consideration of $25,000 or aggregate consideration in excess of $50,000;

(xii) Contract for the future purchase of fixed assets or their maintenance or for the future purchase of materials, supplies or equipment in excess of Seller’s or its Affiliates’ normal operating requirements;

(xiii) Contract relating to joint ventures or agreements involving a sharing of profits;

(xiv) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities;

(xv) any guaranty, bond, letter of credit or similar Contract;

(xvi) all Contracts that require the payment of royalties, commissions, finder’s fees or similar payments;

(xvii) Contract, the consequences of a default, termination, non-renewal or acceleration thereof could reasonably be expected to have a Material Adverse Effect on Seller or its Affiliates or which involves aggregate consideration in excess of $50,000; or

(xviii) Contract with any domestic or foreign governmental or regulatory body or authority.

(b) Complete and correct copies of each of the Material Contracts and Real Property Leases, including all amendments, waivers and modifications, or where they are oral, written summaries in reasonable detail, have been made available to Buyer by Seller. The Material Contracts are valid, binding, and enforceable against Seller or its Affiliates, as applicable, and, to the Knowledge of Seller, the other party(ies) thereto in accordance with their terms and are executory agreements, unless indicated to the contrary on Schedule 3.5. Except as set forth on Schedule 3.5, Seller or its Affiliate, as applicable, has fulfilled all obligations required pursuant to each Material Contract to have been performed by Seller or its Affiliate, as applicable, and there is no continuing breach or default under any of the Material Contracts on the part of Seller or its Affiliates, as applicable, or, to the Knowledge of Seller, any other party to the Material Contracts. No event has occurred that, with the giving of notice or the lapse of time, or both, would constitute a breach or default on the part of Seller or its Affiliates under any of the Material Contracts, nor, to Seller’s Knowledge, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a breach or default on the part of any other party to any of the Material Contracts. Assuming all consents set forth on Schedule 3.5(c)are obtained, each Material Contract and Real Property Lease will continue to be legal, valid, binding, and enforceable against the other parties to such agreements and in full force and effect on substantially identical terms immediately following the consummation of the Closing. Neither Seller nor its Affiliates nor, to the Knowledge of Seller, any other party has repudiated any provision of any Material Contract or Real Property Lease.

(c) Each Material Contract and Real Property Lease that requires the consent or approval of any Person in connection with the transactions contemplated by this Agreement is appropriately identified as such on Schedule 3.5(c).

Section 3.6. Permits. Seller has all Permits necessary for the conduct of, or relating to the operation of, the Business as now being conducted, except where the failure to have such Permits would not individually or in the aggregate be expected to have a Material Adverse Effect. All Permits of Seller and, to Seller’s Knowledge, all Permits held by any employee or officer of Seller relating to the Business are valid and in full force and effect and are listed on Schedule 3.6. There is not now pending nor, to the Knowledge of Seller, threatened any Action by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course of business any of such Permits.

Section 3.7. No Conflict or Violation. None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, or compliance by Seller or Parent with any of the provisions of this Agreement, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Seller or Parent, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract (including, any indebtedness, note, bond, indenture, security or pledge agreement, commitment or license), Real Property Lease, Permit or other instrument or obligation (i) to which Seller or Parent, with respect to the Business, is a party or (ii) by which the Assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any Encumbrance on the Assets or the Business except, with respect to any matter described in clauses (b) and (c) of this Section 3.7, as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.8. Financial Statements. Seller has previously delivered to Buyer the Financial Statements, which are attached as Schedule 3.8. Except as set forth on Schedule 3.8, the Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except for absence of footnote disclosure for any interim statements, and (c) fairly present the assets, liabilities (including all reserves) and financial position of the Business as of their respective dates and the results of operations for the periods covered thereby. At the date of the Balance Sheet, there were no liabilities of the Business which, in accordance with GAAP, should have been shown or reflected in the Balance Sheet or the related notes, which are not shown or reflected in the Balance Sheet or the related notes.

Section 3.9. Absence of Certain Changes. Except as disclosed in Schedule 3.9, since June 30, 2004, Seller has conducted the Business only in the ordinary course consistent with past practice and there has not occurred: (a) any Material Adverse Change; (b) any damage to, destruction or loss of any asset of Seller or its Affiliates (whether or not covered by insurance) used in the Business that would require expenditures in excess of $25,000 to repair or replace; (c) any change by Seller or its Affiliates in its accounting methods, principles or practices related to the Business except as required by any change in GAAP; (d) any revaluation by Seller or its Affiliates of any of the Assets, including any writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business in accordance with the Seller’s policies (other than in connection with the transactions contemplated hereby); (e) any sale, disposition of or Encumbrance upon any assets of Seller used in the Business, except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice not exceeding $25,000 in the aggregate, (ii) dispositions of obsolete or worthless assets related to the Business and (iii) Permitted Encumbrances; (f) any cancellation of any debts owed to or held by Seller or its Affiliates in connection with the Business other than in the ordinary course of business and in a manner consistent with past practice; (g) any execution or implementation of any employment, bonus, deferred compensation, severance or similar arrangement or agreement (or amendment of any such agreement) primarily related to the Business, or any increase in employee welfare or retirement benefits or salary of any employee related to the Business except for any such increase in the ordinary course of business consistent with past practice and other than any Employee Benefit Plan applicable to all employees; (h) any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employees of Seller or its Affiliates related to the Business, or any lockouts, strikes, slowdowns, picketing, work stoppages or threats thereof by or with respect to such employees; (i) any termination or notice of termination of any Material Contract; (j) any material change in the Seller’s credit or collection policies and practices related to the Business, or any material change in Seller’s selling, pricing or advertising practices related to the Business; (k) any commitment for capital expenditures related to the Business in excess of $25,000; (l) any change in the amount, aging or collectibility of Seller’s Accounts Receivable that individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (m) any action taken by Seller or its Affiliates which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Seller’s or Parent’s agreements set forth in Section 5.1 of this Agreement..

Section 3.10. Books and Records. Seller has made and kept (and given Buyer access to) books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Business in all material respects.

Section 3.11. Litigation. Except as set forth on Schedule 3.11, there is no action, order, writ, injunction, judgment or decree outstanding or any suit, litigation, proceeding, hearing, dispute, arbitration, audit or compliance review by a governmental authority or, to Sellers’ Knowledge, any claim, complaint, or investigation (collectively, “Actions”) pending, or to Seller’s Knowledge, threatened (a) involving, against, related to or adversely affecting the Business or the Assets, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) involving the risk of criminal liability relating to the Business or (d) involving, with respect to the Business, an order of debarment or ineligibility as a bidder on government contract work or other customer work. Seller and its Affiliates, with respect to the Business, are not in material violation of any judgment, order, writ, injunction or decree of any court or other Governmental Authority. Schedule 3.11 contains a brief summary of all Actions involving, or related to the Business in the past (i) five years with respect to discrimination claims (including sex, age, race, national origin, handicap or veteran status discrimination claims) and Actions relating to the Occupational Safety and Heath Act of 1970, as amended, or any comparable state or local occupational safety act or ordinance, and (ii) three years with respect to worker’s compensation claims and wage and hour claims. Neither Seller nor its Affiliates, with respect to the Business, nor, to Seller’s Knowledge, any of Seller’s top twenty-five (25) subcontractors of the Business, based on payments made to subcontractors during the six-month period ended June 30, 2004, is subject to any debarment orders, decrees, judgments or conciliation agreements that impose debarment or ineligibility as a bidder on government contract work or other customer work.

Section 3.12. Undisclosed Liabilities. Neither Seller nor its Affiliates have any liabilities (absolute, accrued, contingent or otherwise) related to the Business, except liabilities (a) reflected on the Balance Sheet, (b) incurred since the date of the Balance Sheet, in the ordinary course of business consistent with past practice, which are of the same general nature and amount as those set forth on the Balance Sheet (other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law), or (c) incurred in connection with this Agreement.

Section 3.13. Compliance with Law. Except with respect to any Environmental and Safety Requirements which are addressed in Section 3.18 below, neither Seller nor its Affiliates, in the conduct of the Business, has violated in any material respect, and Seller and its Affiliates, in the conduct of the Business, are in compliance in all material respects with, all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court or governmental agency, department or authority relating to the Assets or the Business. Except as disclosed on Schedule 3.13, during the three years prior to the date hereof, neither Seller nor any of its Affiliates has received any written notice to the effect that it is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws. To the Knowledge of Seller, each employee of the Business that operates, or is responsible for operating, a commercial vehicle used in the Business has a good and valid commercial driver’s license, including all appropriate endorsements and classifications.

Section 3.14. Proprietary Rights. Schedule 3.14 lists (a) each trademark, service mark, trade name, assumed name, brand names, fictitious names, registered copyright and software owned or used by Seller or its Affiliates primarily relating to the Business, (b) each granted patent, any reissues thereof and all patent applications (including continuations, continuations-in-part, divisionals, provisionals and reissue applications) relating to the Business, (c) all licenses to or from third Persons with respect to any of the foregoing, and (d) any applications to register or registrations of any of the foregoing (collectively, the “Proprietary Rights”). Seller has provided to Buyer correct and complete copies of all registrations, licenses and agreements related to, or evidencing Seller’s ownership or right to use, the Proprietary Rights. Except as set forth in Schedule 3.14: (i) Seller possesses sufficient right, title, and interest in and to, or a valid and enforceable license to manufacture, use, and sell, as the case may be, the Intellectual Property as currently used in the Seller’s conduct of the Business, free and clear of any Encumbrance; (ii) the legality, validity, enforceability, ownership, or use of the Intellectual Property by Seller or its Affiliates has not been, nor to Seller’s Knowledge, is it currently being challenged, interfered with or infringed upon; (iii) Seller has taken all reasonably necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to adversely affect the validity or enforcement of the rights relating to the Intellectual Property; and (iv) to Seller’s Knowledge, Seller’s and its Affiliates’ Intellectual Property primarily relating to the Business and use thereof in the Business has not and does not, and Seller has not and does not, interfere with, infringe upon, misappropriate or otherwise violate any intellectual property rights of any third party.

Section 3.15. Employees. Schedule 3.15 attached to this Agreement lists all Persons currently employed (whether on a full-time basis or on a part-time basis) by Seller or any Affiliate of Seller whose duties primarily relate to the Business. Seller has delivered to Buyer a confidential document that states, with respect to such Persons, their current hourly rates of compensation, base salaries or other basis for and amount of compensation, their total 2003 compensation (specifying any portion that consisted of bonus, incentive or commission payments), their accrued vacation and sick days and the commencement date of their employment and identifies any such Persons who are absent from active employment, the reason for the absence and the starting and expected ending dates of such absence. To Seller’s Knowledge, no key employee or group of employees whose duties primarily relate to the Business has given notice of intention to terminate employment with Seller, except in connection with the acceptance of employment with Buyer, or notice of intention not to accept an offer of employment from Buyer.

Section 3.16. Employee Benefit Plans. Except as set forth on Schedule 3.16:

(a) Seller does not, directly or through any trade or business which together with Seller would be treated as a “single employer” within the meaning of Code Section 414(b), (c), (m) or (o) (“Controlled Group Member”), maintain or contribute (or have an obligation to contribute) to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits under which Seller or a Controlled Group Member has any obligation or liability to any employee or former employee (or any dependent or other beneficiary thereof) including, without limitation, incentive, bonus, deferred compensation, vacation, holiday, medical, severance, disability, death, stock purchase or other similar benefit, whether written or unwritten (individually, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b) Each Employee Benefit Plan maintained by Seller or any Controlled Group Member (and each related trust, custodial agreement or insurance contract) complies in form in all material respects and in operation with all applicable governmental requirements, including ERISA, the Code and the Health Insurance Portability and Accountability Act, and all contributions due under each such plan have been or will be made by the date such contribution is or was required to be made under the terms of the Plan or applicable law.

(c) Each Employee Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) has received a determination from the Internal Revenue Service (“IRS”) that such Employee Benefit Plan is qualified under Code Section 401(a), and to Seller’s Knowledge nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

(d) No charge, complaint, Action, claim or demand with respect to the administration or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened, and to the Knowledge of Seller, no facts exist that could form the basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(e) Seller and its Controlled Group Members (i) have never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) are not liable, directly or indirectly, with respect to any such plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of such a plan.

(f) Seller and its Controlled Group Members have never maintained or contributed, or had an obligation to contribute, to a defined benefit plan subject to Title IV of ERISA.

(g) Seller and its Controlled Group Members have no material obligation under any Employee Benefit Plan or otherwise to provide post-employment health or life insurance benefits to current or former employees of Seller or to any other Person, except as specifically required under the Code and ERISA for COBRA continuation coverage purposes.

(h) All employee benefits required to be paid or provided pursuant to any Employee Benefit Plan now or formerly in effect with respect to employees or former employees of Seller have been paid or provided (or adequate provision has been made to pay or provide the same, and the same will be paid or provided in full when due).

(i) No employee of Seller or its Affiliates’ related to the Business is entitled to claim or receive severance pay or benefits or any other separation payment.

Section 3.17. Labor Relations. Seller and its Affiliates, with respect to the Business, have complied in all material respects with all applicable governmental requirements pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, worker’s compensation, and the payment or withholding of taxes, and there are no actions, suits, charges, complaints, proceedings, investigations or audits pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates in connection therewith relating to the Business. There are no collective bargaining agreements relating to Seller’s or its Affiliate’s relationship with any employee of the Business. Seller and its Affiliates, with respect to the Business, have not recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of Seller or its Affiliates of the Business. There has been no demand on behalf of any labor organization to represent any employees of Seller or its Affiliates of the Business and Seller has no knowledge of any present efforts of any labor organization for authorization to represent any employees or its Affiliates of Seller of the Business. There are no strikes, work stoppages or labor disputes pending, or to Seller’s Knowledge, threatened against Seller or its Affiliates, related to the Business.

Section 3.18. Environmental, Health, and Safety.

(a) At all times prior to the Closing, Seller and its Affiliates, with respect to the Business, have complied, and at Closing will be in compliance, in all material respects, with all Environmental and Safety Requirements, and Seller and its Affiliates, with respect to the Business, have not received any notice, report, or information (including information that litigation, investigation or administrative or Action of any kind are pending or threatened) regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or any corrective, investigatory, or remedial obligations, arising under Environmental and Safety Requirements relating to the Business or the use of any of the Assets. There are no complaints, charges, compliance reviews, audits or citations threatened or pending under the Environmental and Safety Requirements against Seller with respect to the Business. For the purposes of this Agreement, “Environmental and Safety Requirements” means all present governmental requirements and all contractual obligations of Seller relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to health, safety, the environment or hazardous substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, and any and all other comparable state or local laws relating to public health and safety or work health and safety.

(b) No Hazardous Substances have been or are currently located at, in, or under or about either the Assets or any other property currently or previously owned or operated by Seller or its Affiliates relating to the Business in a manner which: (i) violates any applicable Environmental and Safety Requirements, (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental and Safety Requirements, or (iii) exceed any cleanup standards established under federal, state, foreign or local law. For purposes of this Agreement, “Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include aesbestos, petroleum, crude oil and any fraction thereof.

Section 3.19. Tax Matters. Except as set forth on Schedule 3.19:

(a) Tax Status. Seller and Parent have been classified as a corporation for federal income tax purposes since their formation.

(b) Filing of Tax Returns. Seller and its Affiliates, with respect to the Business, have timely filed with the appropriate taxing authorities all returns (including any information returns and other material information) in respect of Taxes required to be filed through the date hereof (or timely extensions to file such returns) and will timely file any such returns (or extensions), with respect to the Business, required to be filed on or prior to the Closing Date. The returns and other information filed, related to the Business, are complete and accurate in all material respects.

(c) Payment of Taxes. All Taxes payable by Seller or its Affiliates, related to the Business, in respect of periods ending on or before the Closing Date, have been timely paid, or will be timely paid, or an adequate reserve has been established for such, as set forth in the Financial Statements, and Seller and its Affiliates have no material liability for Taxes, with respect to the Business, in excess of the amounts so paid or reserves so established. Seller and its Affiliates, with respect to the Business, have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Forms W-2 and 1099 required with respect thereto have been completed and properly filed.

(d) Audits, Investigations or Claims. There are no pending or, to Seller’s Knowledge, threatened, audits, investigations, claims or other Actions for or relating to any material additional liability of Seller or its Affiliates in respect of Taxes, related to the Business, and there are no matters under discussion between Seller or its Affiliates and any governmental authorities with respect to Taxes, related to the Business. No claim, related to the Business, has ever been made by an authority in a jurisdiction where Seller or its Affiliates do not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no tax liens on any of the Assets, except for liens for current taxes not yet due and payable. Seller and its Affiliates, with respect to the Business, have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

(e). Withholding of Purchase Price. No withholding of Taxes is required to be made from the Purchase Price.

Section 3.20. Insurance. Schedule 3.20 contains a complete and accurate list of all policies or binders of fire, liability, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, coverage limits, expiration dates and a general description of the type of coverage provided) maintained as of the date hereof by Seller or its Affiliates on the Business or the Assets. Such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by law and by any and all Contracts and Real Property Leases to which Seller or its Affiliates is a party. Neither Seller nor its Affiliates is in default under any of such policies or binders. All such policies and binders are in full force and effect on the date of this Agreement.

Section 3.21. Inventory. Schedule 3.21 attached to this Agreement contains a complete and accurate list of all of the addresses at which all Inventory is located. The Inventory consists only of items of quality and quantity commercially usable and salable at not less than cost in the ordinary course of the Business, except for any items of obsolete material or material below standard quality, all of which have been written down through the date of the Financial Statements to realizable market value, or for which adequate reserves have been provided, and the present quantities of all Inventory are reasonable in the present circumstances of the Business.

Section 3.22. Governmental. No consent or approval of, notice to, or filing with any governmental authority is required to be made by Seller or its Affiliates to permit Seller or its Affiliates to sell the Assets to Buyer.

Section 3.23. Brokers. No Person will be entitled to any brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of Seller or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.24. Affiliate Transactions. No officer, director, shareholder or Affiliate of Seller or, to Sellers’ knowledge, any individual in such officer’s, director’s or shareholder’s immediate family is a party to any Contract included among the Assets or has any interest in any property included among the Assets that will not be released at or prior to Closing. No Rehired Employee will, immediately following the Closing, be a party to any written agreement, contract, commitment or transaction with the Seller or will have any interest in any Assets after the Closing.

Section 3.25. Customer Tooling and Raw Materials. Neither Seller nor its Affiliates has developed proprietary productivity tools belonging to any of the customers of the Business including, any molds, dies, processes, equipment or technology for use in connection with the Business, and neither Seller nor its Affiliates is in possession or control of any raw materials owned by any of its customers for use in connection with the Business.

Section 3.26. Certain Indebtedness. Seller and its Affiliates, with respect to the Business, is not indebted to any employee of Seller or its Affiliates, with respect to the Business, except for amounts due as normal salaries, wages, benefits or reimbursement of ordinary business expenses. No such employee of Seller or its Affiliates is now, or on the Closing Date will be, indebted to Seller or its Affiliates, except for ordinary business expense advances due from employees of Seller or its Affiliates.

Section 3.27. Customers and Suppliers. No customer, supplier or other service provider with a material business relationship with Seller related to the Business has indicated in a written document delivered to Seller (including e-mail to the extent delivered to an executive level officer of Seller), nor does Seller have any Knowledge, that such customer, supplier or other service provider has any intention to cease or substantially reduce in any material respect the use or supply of products, goods or services of or to the Business or return any products or goods of the Business, other than returns in the ordinary course of business, whether as a result of the Closing or otherwise.

Section 3.28. Warranties. Each product manufactured, sold, leased or delivered by Seller or its Affiliates relating to the Business has been in conformity with all material contractual commitments and in all material respects with all express warranties. No product manufactured, sold, leased, or delivered by Seller relating to the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease provided to Buyer.

Section 3.29. Reports. Seller or its Affiliates has timely filed all reports, registrations and statements required to be filed by it with respect to the Business since January 1, 1999 with any governmental authority, and has paid all related fees and assessments due and payable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.30. Accounts Receivable. The Accounts Receivable (i) are valid and genuine; (ii) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and (iii) to Seller’s Knowledge, after their date are not subject to valid defenses, set-offs or counterclaims.

Section 3.31. Certain Payments. Neither Seller, its Affiliates nor, to their knowledge, any of their respective Representatives has directly or indirectly, with respect to the Business, (a) made any illegal bribe, rebate, payoff, influence payment, kickback or other illegal payment, to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any applicable law, including the Foreign Corrupt Practices Act, as amended; or (b) unlawfully established or maintained any fund or asset that has not been recorded in the accounting books of Seller.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2. Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly approved by the Board of Directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, or the other agreements, instruments, certificates and documents to be delivered by Buyer under this Agreement or the transactions contemplated by this Agreement. This Agreement and the other agreements, instruments, certificates and documents to be delivered by Buyer have been (or, if to be executed or delivered after the date of this Agreement, will be) duly executed and delivered by Buyer and are (or, when executed, will be) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

Section 4.3. No Conflict or Violation. None of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, or compliance by Buyer with any of the provisions of this Agreement, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the assets of Buyer under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to which Buyer is a party or (ii) by which Buyer’s assets are bound, (c) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award, or (d) impose any encumbrance, restriction or charge on the assets or the business of Buyer; except in each case where such violation or conflict could not reasonably be expected to have a material adverse effect on Buyer.

Section 4.4. Governmental Consents. No consent or approval of, notice to, or filing with any governmental authority is required to be made by Buyer in order to permit Buyer to purchase the Assets from Seller.

Section 4.5. Brokers. No Person will be entitled to any brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS OF SELLER AND BUYER

Section 5.1. Conduct of Business. From the date of this Agreement through the Closing or termination of this Agreement, Seller and its Affiliates shall operate the Business in the ordinary course of business consistent with past practice and neither Seller nor its Affiliates will take any action inconsistent with this Agreement or with the consummation of the Closing, except as specifically contemplated by this Agreement or consented to in writing by Buyer. Seller shall not take any action that is intended or may reasonably be expected to result in (i) any of the representations and warranties set forth in Article III being or becoming untrue in any material respect, or (ii) any of the conditions to the Closing set forth in Article VII not being satisfied or (iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

Section 5.2. Access. Seller and its Affiliates have afforded and will afford to Buyer between the date of this Agreement and the Closing Date, and to its officers, employees and authorized Representatives, full access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Business for purposes of conducting legal, financial, tax, environmental and tax due diligence investigations; provided, however, that such investigation shall not unreasonably disrupt the personnel or operations of the Business.

Section 5.3. Confidentiality. Prior to the Closing, Buyer shall hold in confidence all non-public or confidential information of the Business.

Section 5.4. Transfer of Permits. To the extent that the Permits that primarily relate to the Business are transferable by Seller or its Affiliates to Buyer, Seller, as transferor, and Buyer, as transferee, will as soon as practicable after the Closing execute and file with the appropriate governmental agencies, application for approval of the transfer of each such Permit to the reasonable satisfaction of Buyer. Seller agrees to use its reasonable efforts as soon as practicable after the Closing to assist Buyer, at Buyer’s expense, in obtaining all Permits necessary for the operation of the Business by Buyer following the Closing Date, including without limitation, taking all reasonably necessary steps to relinquish any Permit that primarily relates to the Business. Except as provided in this Agreement, all fees and other costs payable in connection with any such applications or transfers will be the obligation of and will be timely paid by Buyer.

Section 5.5. Notices and Consents. Seller, in consultation with Buyer, will give the notices to third parties, and up to and after the Closing (to the extent not obtained at Closing) will use its reasonable efforts to obtain the third party consents described in the Disclosure Schedules, unless otherwise directed by Buyer. Each of the parties will give the notices to, make the filings with, and use its reasonable efforts to obtain the authorizations, consents, and approvals of governmental authorities described in the Disclosure Schedules. To the extent Seller is unable prior to Closing to obtain a consent described in the Disclosure Schedules necessary to transfer any Asset, and Buyer waives in writing such condition precedent to Closing, such Asset will not be transferred at Closing (each a “Non-Transferable Asset”), and Seller will subcontract its interest in such Non-Transferable Asset to Buyer and take all such other actions as will be necessary to provide to Buyer the economic benefit of such Non-Transferable Asset, including, without limitation, at the request and expense of Buyer, enforcement of any rights of Seller on behalf and for the account of Buyer. Seller further agrees to execute and deliver to Buyer at such time as any such consent to the transfer of any such Non-Transferable Asset is obtained by Seller after the Closing an assignment and assumption agreement satisfactory to Buyer and Seller and any such other documents or instruments as may be reasonably necessary or advisable to transfer to Buyer all of Seller’s interest in and title to such Non-Transferable Asset.

Section 5.6. Bulk Transfer Laws. The parties hereby waive the requirements of any applicable bulk sales law provisions in states in which the Assets are situated or which may otherwise be applicable to the transactions contemplated by this Agreement.

Section 5.7. Further Assurances. Upon the terms and subject to the conditions contained in this Agreement, each of the parties agrees (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (except waiving any conditions precedent to Closing), (b) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated under this Agreement, and (c) to cooperate with each other in connection with the foregoing. Commencing as of the date of this Agreement, Seller shall cooperate in good faith with Buyer to commence the transition services activities identified in the Transition Services Agreement.

Section 5.8. Employment Matters.

(a) On or before November 1, 2004, Buyer will provide to Seller a list of at least 300 employees from the employees of Seller identified on Schedule 5.8, and Buyer will extend offers of employment to all of the employees on such list by November 5, 2004, to the extent such employees are employed by Seller as of the date such offers are made, which offers will be contingent upon the consummation of the transactions contemplated by this Agreement. All of Seller’s employees who accept employment with Buyer on or before Closing are referred to as “Rehired Employees”. Each offer of employment made by Buyer to any employee of Seller shall provide, among other things, that (i) such employee shall be given credit under all employee benefit plans, policies and practices of the Buyer for all service with Seller and predecessors of Seller in respect of which Seller granted such employee credit for purposes of eligibility (including, without limitation, waiting periods), vesting and vacation policy and (ii) in the event that any Rehired Employee becomes covered by a medical plan of Buyer, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to such Rehired Employee or such Rehired Employee’s spouse, dependents and beneficiaries. Seller or Parent shall extend COBRA continuation coverage to all Rehired Employees from and after the Closing until January 1, 2005, and Buyer shall pay to Seller its monthly cost of COBRA coverage for the Rehired Employees for such period and shall reimburse Seller for its actual out of pocket costs and any actual post-Closing claims incurred in such period in excess of the aggregate amount of the premiums paid by Buyer with respect to such coverage within 15 days after the receipt of an invoice detailing such claims and costs in reasonable detail. On the other hand, Seller shall reimburse Buyer by no later than April 14, 2005 to the extent that the aggregate amount of all actual post-Closing claims and out of pocket costs incurred in the continuation coverage period are less than the aggregate amount of the monthly cost of COBRA coverage paid by Buyer with respect to such coverage. Seller will terminate the employment of all Rehired Employees immediately prior to the Closing and any cost, expense or liability resulting from, or incurred in connection with, such terminations will be the sole responsibility of Seller. Seller will cooperate with Buyer and use its reasonable efforts to assist Buyer in its efforts to secure employment arrangements with those employees of Seller to whom Buyer will make offers of employment consistent with the foregoing. Nothing contained in this Agreement will confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor will anything in this Agreement interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

(b) Buyer does not, and will not, assume the sponsorship of, responsibility for contributions to or any liability or obligation in connection with, any Employee Benefit Plan or any other compensatory plan, program, arrangement or agreement for the benefit of any employee or agent or former employee or agent (and their respective beneficiaries) of Seller or any of its Controlled Group Members. Seller will be solely responsible and obligated to satisfy and pay all wages, salaries, vacation and sick pay, employee fringe benefits, worker’s compensation claims and all other employee benefit or employee-related claims or liabilities with respect to employees or former employees of Seller made, earned, accrued or arising on or before the Closing Date, whether or not reported before that date, and will satisfy or pay all of the foregoing as and when due.

Section 5.9. Litigation Support. In the event, and for so long as, any party actively is contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification for such under Article VIII).

Section 5.10. Tax Matters.

(a) Seller will be responsible for the preparation and filing of all Tax returns for all activities of the Business for all periods or portions thereof ending on or before the Closing Date. Seller will make all payments required with respect to any such Tax return; provided, however, that Buyer will reimburse Seller concurrently therewith to the extent any payment Seller is making relates to the operations of the Business for any period or portion thereof beginning after the Closing Date.

(b) Buyer will be responsible for the preparation and filing of all Tax returns for all activities of the Business for all periods or portions thereof beginning after the Closing Date. Buyer will make all payments required with respect to any such Tax return; provided, however, that Seller will reimburse Buyer concurrently therewith to the extent any payment Buyer is making relates to the operations of the Business for any period or portion thereof ending on or before the Closing Date.

(c) In the case of any real or personal property or other ad valorem Tax imposed on the Assets for a Tax period that includes, but does not end on, the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. Seller will be responsible for any such Tax relating to the portion of such Tax period ending on the Closing Date, and Buyer will be responsible for any such tax relating to the portion of such Tax period beginning after the Closing Date.

(d) Seller and Buyer shall each notify the other promptly of the commencement of any audit or other Tax proceeding with respect to the Business for which the other party is wholly or partly responsible under the terms hereof. Seller and Buyer shall each extend to the other, at no cost, reasonable assistance in the preparation of Tax Returns and the conduct of audits and other proceedings, in each case to the extent information relating to pre-closing activities (on the part of Buyer) or post-closing activities (on the part of Seller) is reasonably necessary in connection with such preparation, audit or investigation, including permitting access to Tax records for purposes of reviewing and/or copying such records to the extent reasonably required in connection with any such preparation of a Tax return, audit or investigation.

Section 5.11. Sale of Business; Negotiations. Prior to the Closing or termination of this Agreement, neither Seller nor its Affiliates shall, directly or indirectly, (a) solicit or consider any inquiries, proposals or offers, or enter into agreements relating to the disposition of the Assets, the merger or consolidation of Seller with any Person, the sale or exchange of any securities of Seller or other business combination, or (b) divulge or otherwise disclose any confidential information concerning the Business, its properties or assets to any third Person (other than in the ordinary course of business) or any details regarding the terms of this Agreement. Seller shall promptly (but in any event within 5 days) notify Buyer orally, and confirm in writing, all relevant details relating to inquiries, proposals, offers or agreements that come to the attention of Seller’s chief executive officer relating to any of the matters referred to in this Section 5.11.

Section 5.12. Groupo Saber. Seller agrees to (i) to review a proposal of Buyer or one of its Affiliates relating to the licensing of the so-called “Grupo Saber” software and (ii) assuming it receives such proposal on or before January 15, 2005 to notify Buyer or such Affiliate on or before March 31, 2005 as to whether it wishes to accept such proposal and to enter into a user agreement relating to such software. If Parent shall not have notified Buyer of its election on or prior to March 31, 2005, it will be deemed to have elected not to accept such proposal or enter into a user agreement.

Section 5.13. Work-in-Progress. The parties agree that the work-in-progress of the Business as of the Closing Date shall be handled in the manner described on the attached Schedule 5.13.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

Section 6.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which will be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date (it being understood that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time), and Buyer will have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.

Section 6.2. No Proceedings or Litigation. No Action by any governmental authority or other Person will have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement and which could reasonably be expected to have a Material Adverse Effect upon Seller if the transactions contemplated under this Agreement are consummated.

Section 6.3. Closing Deliveries. Buyer will have made the deliveries to Seller described in Section 2.2(b).

Section 6.4 Consents. Each consent, approval or waiver (whether from a federal, state and local government or regulatory agency or other third party) identified on Schedule 6.4 (the “Required Consents”) will have been obtained.

Section 6.5 Transition Services Agreement. Buyer and Seller shall have entered into the Transition Services Agreement.

ARTICLE VII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for in this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

Section 7.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement will be true and correct in all material respects (except those representations and warranties that are qualified by materiality, which will be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date (it being understood that representations and warranties that speak as of a specific date or time need only be true and correct as of such date or time), and Seller will have performed and satisfied all agreements and covenants required by this Agreement to be performed by them prior to or on the Closing Date.

Section 7.2. No Proceedings or Litigation. No Action by any governmental authority or other Person will have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a material adverse effect upon Buyer, or a Material Adverse Effect upon the Assets or the Business if the transactions contemplated under this Agreement are consummated.

Section 7.3. No Adverse Change. Since June 30, 2004, Seller shall have operated the Business in the ordinary course consistent with past practices and there shall not have been any Material Adverse Change or Material Adverse Effect.

Section 7.4. Closing Deliveries. Seller will have made the deliveries to Buyer described in Section 2.2(a).

Section 7.5. Consents. The Required Consents will have been obtained.

Section 7.6. Transition Services Agreement. Buyer and Seller shall have entered into the Transition Services Agreement.

Section 7.7. Right of First Refusal Agreement. Buyer and Seller or its Affiliate shall have entered into an agreement substantially in the form of the attached Exhibit C relating to the outsourcing of maintenance work to be performed by Buyer or its Affiliates on towers owned, leased or managed by Seller and its Affiliates.

ARTICLE VIII.

OTHER AGREEMENTS OF THE PARTIES

Section 8.1. Survival of Representations. The representations and warranties of Seller and Buyer contained in this Agreement will survive the consummation of the transactions contemplated by this Agreement for a period of 18 months after the Closing Date, without regard to any investigation made by the parties; provided, however that the representations and warranties of the parties set forth in Sections 3.2 (Authorization) and 4.2 (Authorization of Buyer) will survive indefinitely and the representations and warranties of the parties set forth in Sections 3.3 (Assets), 3.14 (Proprietary Rights),

3.16 (Employee Benefit Plans), 3.18 (Environmental, Health and Safety), 3.19 (Tax Matters) and 3.23 (Brokers) will survive until 30 days after the expiration of the applicable statute of limitations (with extensions).

Section 8.2. Indemnification.

(a) By the Parent and Seller. Parent and Seller will, jointly and severally, indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives, successors and assigns, from and against any and all costs, losses, Taxes, liabilities, obligations, damages, deficiencies, Actions and expenses (whether or not arising out of third-party claims), including penalties, costs of mitigation, losses in connection with any Environmental and Safety Requirements (including any clean-up or remedial action), lost profits and reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (“Losses”), asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by the Seller in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (ii) any failure by the Seller to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (iii) any acts or omissions of the Seller relating to the operations, ownership, condition or conduct of the Business or the Assets prior to the Closing; and (iv) any Excluded Liabilities. Notwithstanding anything to the contrary in this Section 8.2(a), (1) Parent and Seller will have no liability under Section 8.2(a)(i) unless and until the aggregate amount of all claims for Losses under Section 8.2(a)(i) exceeds $200,000 (the “Basket”) at which time Seller and Parent will be liable for all claims for Losses under Section 8.2(a)(i) beginning from the first dollar of all such Losses, and (2) the maximum aggregate liability of Seller and Parent for claims of Losses under Section 8.2(a)(i) will not exceed $2,000,000 (the “General Cap”) ; provided, however, that the Basket shall not be applicable to claims for Losses for breaches of any of the representations and warranties contained in Sections 3.2 (Authorization), 3.3 (Assets), 3.16 (Employee Benefit Plans), 3.18 (Environmental, Health and Safety), 3.19 (Tax Matters), 3.23 (Brokers) or to claims of fraud or intentional misrepresentation against the Seller.

(b) By Buyer. Buyer will indemnify and save and hold harmless the Seller from and against any and all Losses asserted, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in or pursuant to this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (ii) any failure by Buyer to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or in any certificate or other closing document delivered pursuant to this Agreement; (iii) any acts or omissions of Buyer relating to the operations, ownership, condition or conduct of the Business or the Assets from and after the Closing and (iv) any Assumed Liabilities. Notwithstanding anything to the contrary in this Section 8.2(b), Buyer’s maximum aggregate liability for claims of Losses under Section 8.2(b)(i) will not exceed the General Cap.

(c) Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification will give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 8.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice of such will be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons). The failure of any indemnified party to give timely notice under this Agreement will not affect rights to indemnification under this Agreement, except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, if the indemnifying party will acknowledge in writing to the indemnified party that the indemnifying party will be obligated under the terms of its indemnity under this Agreement in connection with such lawsuit or action, then the indemnifying party will be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party will be entitled at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such claim, which compromise or settlement will be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within 30 days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim will not be compromised or settled without the written consent of the indemnifying party, which consent will not be unreasonably withheld, unless the proposed settlement involves only the payment of money damages by the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.

Section 8.3. Escrow. At Closing, the Escrow Amount shall be deposited in escrow by Buyer pursuant to an Escrow Agreement. The Escrow Amount will be held in escrow as security to Buyer for claims under this Agreement and will be disbursed in the manner set forth in the Escrow Agreement. The term of the Escrow Agreement shall be for a period of six (6) months after the Closing Date; provided, however, that the Escrow Agreement shall not terminate (but shall continue in full force and effect until claims are resolved) with respect to any claims to which Buyer has given notice to Seller prior to the expiration of such six (6) month period.

Section 8.4. Exclusive Remedy. The parties hereby acknowledge and agree that the sole and exclusive remedy of the parties with respect to any and all post-closing claims (other than any claim arising for injunctive relief out of any alleged breach of Section 5.3 (Confidentiality) or of Section 8.5 (Covenant Not to Compete) or any claim alleging fraud or intentional misrepresentation) relating to or arising under this Agreement and the transactions contemplated hereby shall be indemnification as provided in this Article VIII.

Section 8.5. Covenant-Not-to-Compete. In consideration of Buyer’s consummation of the transactions contemplated by this Agreement, and as a material inducement to Buyer to enter into this Agreement, Buyer, Seller and Parent covenant and agree as follows:

(a) During the period beginning on the Closing Date and ending on the earlier of the third anniversary of the Closing Date or the consummation of a Change of Control Transaction (as defined below) (the “Noncompete Period”), Seller and Parent will not at any time, in any capacity, directly or indirectly, do any of the following: (i) be a Competing Organization (as defined below) or provide any management, consulting, financial, administrative or other services to any Competing Organization, including, without limitation, participating directly or indirectly as an officer, director, stockholder (excluding a less than 5% stockholder in a publicly held corporation), member, operator, sole proprietor, independent contractor, consultant, franchisor, franchisee, owner, employee, agent, Representative or partner of, or having any direct or indirect financial interest (including, without limitation, the interest of a creditor other than a trade creditor in connection with the ordinary course of business) in, any Competing Organization, or (ii) knowingly allow Seller’s or Parent’s name or any derivation thereof to be used by any Competing Organization; provided, however, (1) the foregoing shall not prevent the bona fide merger or other business combination involving Parent or any of its Affiliates with, or bona fide acquisition involving Parent or any of its Affiliates by or of, an unaffiliated entity that is, or any of whose Affiliates are, at the time of such merger, business combination or acquisition, engaged in any or all aspects of the Restricted Business, provided that (A) such entity is not principally engaged in the Restricted Business and (B) during the first two (2) years of the Noncompete Period, the revenues of such entity derived from the Restricted Business (as defined below) account for no more than $10,000,000 in the most recent fiscal year ended prior to such transaction, or, in the event the revenues derived from the Restricted Business exceed such threshold, Parent or its Affiliates shall liquidate or divest to an unaffiliated third party the competing portion of such entity as soon as practicable after the closing of the transaction in which such entity was so acquired but in any event within six (6) months after such closing, and (2) that notwithstanding anything to the contrary herein, it is the intention of the parties that nothing in this Section 8.5(a) shall (A) prohibit Parent, Seller and their respective Affiliates from acting as a project manager, consultant, advisor or contractor for a Competing Organization with respect to any wireless communications tower that is not owned, leased or managed by Seller or its Affiliates, provided that in such regard they shall not engage in the Restricted Business without the prior written consent of Buyer, or (B) prohibit or restrict Parent, Seller or their respective Affiliates from providing services similar or identical to those performed by the Restricted Business on wireless communications towers owned, leased or managed by Seller or its Affiliates (it being understood that such leases or management agreements shall be bona fide transactions and not entered into to avoid the provisions of this Section 8.5(a)).

For the purposes of this Section 8.5(a) the following terms shall have the following meanings:

“Competing Organization” means any Person engaged in the Restricted Business.

“Restricted Business” means any Person that performs construction, augmentation and redevelopment of, and the installation of related equipment on, wireless communications towers, specifically excluding site acquisition, zoning, permitting, structural analysis, architectural and engineering, and operation and maintenance of telecommunications equipment in the Geographic Area.

“Geographic Area” means the United States of America or Canada.

“Change of Control Transaction” means any transaction involving Parent in which Parent merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, other than any such transaction in which, immediately after such transaction, the holders of common stock of Parent are entitled to exercise, directly or indirectly, at least a majority of the voting rights attaching to the capital stock of the surviving or transferee Person.

(b) During the Noncompete Period, Seller, Parent and their Affiliates will not at any time in any capacity, directly or indirectly, (i) induce or attempt to induce any employee (including leased employees) of Buyer’s Construction Services Division or any other employee that Seller or its Affiliates have been in contact with in connection with the transactions contemplated hereby to leave their employ, or otherwise solicit the employment of any such employee of Buyer or any of its Affiliates, hire any such employee, unless such employee has not been employed by Buyer or any of its Affiliates for three (3) months or longer, or in any way interfere with the relationship between Buyer or any of its Affiliates and any of such employees, or (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of either Buyer or any of its Affiliates with respect to the Business to cease doing business with them or in any way interfere with the relationship between either Buyer or any of its Affiliates and any of their respective customers or business relations with respect to the Business. During the Noncompete Period, Buyer and its Affiliates will not at any time in any capacity, directly or indirectly, except as provided in Section 5.8, induce or attempt to induce any employee (including leased employees) of Seller, Parent or any of their Affiliates that Buyer or its Affiliates have been in contact with in connection with the transactions contemplated hereby to leave their employ, or otherwise solicit the employment of any such employee of Seller, Parent or any of their Affiliates, hire any such employee, unless such employee has not been employed by Seller, Parent or any of their Affiliates for three (3) months or longer. Nothing herein shall be construed to prohibit Parent, Seller or their Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, from (a) placing advertisements for employment that are aimed at the public at large on their websites, on any employment website, or in any newspaper, trade magazine, or other periodical in general circulation in whatever medium, or (b) responding to any unsolicited inquiry by any employee of Buyer or its Affiliates, or Seller, Parent or their Affiliates, as the case may be, concerning employment.

(c) If, at the time of enforcement of any of the provisions of this Section 8.5, a court of competent jurisdiction holds that the restrictions stated in Section 8.5 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of Geographic Area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or area.

(d) Without limiting any of Buyer’s rights under this Agreement, the parties acknowledge that Buyer will be entitled to enforce its rights under this Section 8.5 specifically, to recover Losses and costs (including reasonable attorneys’ fees) caused by any breach of any provisions of this Section 8.5 and to exercise all other rights existing in its favor. The parties acknowledge and agree that the breach of any term or provision of this Section 8.5 by Seller will materially and irreparably harm Buyer, that money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 8.5 by Seller and that Buyer in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 8.5.

Section 8.6. Bond Release. Buyer shall use commercially reasonable efforts to procure the release effective as of the Closing of any security, bonds, guarantees and suretyships posted by Seller or its Affiliates with respect to the Business (each, a “Bond” and collectively the “Bonds”) and shall, as part of its efforts to procure such releases, agree with the beneficiary of any such Bond to replace the Bond granted or posted by Seller or its Affiliates. In the event that Buyer is unable to procure releases of all such Bonds on or before the Closing: (a) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any Losses arising under such Bonds from and after the Closing; and (b) Buyer shall continue to use its commercially reasonable efforts to procure the release of each such Bond.

ARTICLE IX.

TERMINATION; REMEDIES

Section 9.1. Termination. At any time before the Closing, this Agreement may be terminated (i) by mutual written consent of the parties; (ii) by either Buyer or Seller if there has been a material misrepresentation, a material breach of warranty, any breach of any representation or warranty qualified as to materiality, or a material breach of covenant by the other and, in the case of a breach of a covenant, such covenant has remained uncured for a period of twenty (20) days after written notice thereof has been given by the non-breaching party to the breaching party; or (iii) by either Buyer or Seller if the Closing does not occur on or before November 30, 2004 (or such later date as the parties may mutually agree), unless the failure of the Closing to occur by such date will be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice of such will promptly (but in any event within 5 days) be given to the other party specifying the provision pursuant to which such termination is made, and this Agreement will, upon the effective date of such notice, become null and void and of no further force or effect, and no party (or any of its Affiliates, directors, officers, agents or other Representatives) will have any liability or obligation under this Agreement (except for any liability of any party then in breach); provided, however, that the provisions of Section 10.6 (Expenses) will survive any such termination.

Section 9.3. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates; provided, further, that any such assignment or delegation shall not relieve Buyer of its obligations under this Agreement. Notwithstanding the foregoing, without the consent of the other party, this Agreement may be assigned by either party to any successor of such party, by operation of law, including by way of merger, consolidation or sale of all or substantially all of such party’s assets, and Seller may assign this Agreement to Parent or any subsidiary of Parent without the consent of Buyer and Buyer may assign this Agreement to its parent or any subsidiary of its parent without the consent of Seller, provided, however, that any such assignment or delegation shall not relieve any party of its obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other Person will have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

Section 10.2. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

If to Seller,
addressed to:	c/o American Tower Corporation
116 Huntington Avenue
Boston, MA 02116
Attention: Chief Financial Officer and General Counsel
Fax No.: (617) 375-7575

With a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: William J. Curry
Fax No.: (617) 338-2880

If to Buyer, addressed to:	Andrew Systems, Inc.
c/o Andrew Corporation
10500 West 153rd St.
Orland Park, IL 60462
Attn: James F. Petelle
Fax No.: (708) 873-2571

With a copy to:	Gardner Carton & Douglas LLP
191 North Wacker Drive
Suite 3700
Chicago, Illinois 60606
Attention: Christian W. Fabian
Fax No.: (312) 569-3113

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

Section 10.3. Choice of Law. This Agreement will be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of any jurisdiction), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers will govern.

Section 10.4. Entire Agreement; Amendments and Waivers. This Agreement and the other agreements to be entered into by the parties in accordance with this Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Without limiting the generality of the foregoing, each of (i) the letter of intent, dated July 20, 2004, from Buyer to Seller and (ii) that certain memorandum, dated July 24, 2004, sent by Steven Moskowitz to Robert Hudzik are hereby terminated. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No amendment, supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.5. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.

Section 10.6. Expenses. Except as otherwise specified in this Agreement, each party to this Agreement will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

Section 10.7. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, will, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.

Section 10.8. Cumulative Remedies. Except as provided in Section 8.4 above, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 10.9. Publicity. No party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (i) mutually agreed to by the parties, or (ii) required by law, regulation, court order or the rules of the New York Stock Exchange, Nasdaq or any applicable regulatory authority and any, to the extent practicable under the circumstances, such release or statement will be subject to prior review by Buyer and Seller.

Section 10.10. Knowledge; Construction. The phrases “to the Seller’s Knowledge”, or “to the Knowledge of the Seller” or words of comparable import mean the actual personal knowledge of the persons identified on Schedule 10.10. All references to sections, schedules or exhibits in this Agreement refer to this Agreement’s sections, schedules or exhibits, unless otherwise indicated. The headings contained in this Agreement are for reference purposes. The words “include,” “includes” or “including” will be deemed to be followed by the words “without limitation.”

Section 10.11. Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

ARTICLE XI.

DEFINITIONS

Section 11.1. Certain Defined Terms. As used in this Agreement, the terms below will have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Account Receivable” means any account or note receivable, whether current or noncurrent, arising out of the Business prior to the Closing.

“Affiliate” will have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations under that Act.

“Assets” means all of Seller’s right, title and interest in and to the following properties, assets and rights:

(a) all rights under the Assumed Contracts;

(b) all leasehold improvements relating to the Business located at the locations subject to the Real Estate Leases identified on Schedule 3.4;

(c) all Fixtures and Equipment;

(d) all Inventory;

(e) all Books and Records;

(f) all Intellectual Property relating primarily to the Business;

(g) all Permits, to the extent transferable under the terms and conditions of Section 5.4;

(h) all prepaid items and expenses, credits, rebates and similar items with respect to the Business, including all advance payments, customer deposits, vendor credits and security deposits;

(i) all of the goodwill of the Business;

(j) all rights under or pursuant to all warranties, representations and guarantees made by suppliers or vendors (including all contractual or other rights of Seller to return Inventory) in connection with the Assets or services furnished to Seller pertaining primarily to the Business; and

(k) only insofar as they relate to an Excluded Liability that Seller or its Affiliates has not paid, discharged or performed, all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products or services delivered by the Business on or prior to the Closing Date;

but excluding from the foregoing the Excluded Assets.

“Balance Sheet” means the unaudited balance sheet of the Business as of June 30, 2004, together with the related notes, as included in Schedule 3.8.

“Books and Records” means (in whatever medium) (a) all records and lists of Seller pertaining primarily to the Assets, (b) all records and lists pertaining primarily to the Business or to past, present or prospective customers or suppliers or personnel of the Business, (c) all past, present or prospective product, business and marketing plans relating primarily to the Business, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller and relating primarily to the Business, but excluding the originals of Seller’s corporate minute books, stock books and tax returns.

“Business” means services performed within the United States of America and Canada by Seller or its Affiliates in connection with the construction, augmentation and redevelopment of, and the installation of related equipment on, wireless communications towers, specifically excluding site acquisition, zoning, permitting, structural analysis, architectural and engineering, and operation and maintenance of telecommunications equipment.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations under the Code.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment, excluding all Real Property Leases, (i) to which Seller is a party and which relates to the Business, or (ii) by which it or any of the Assets is bound and which relates to the Business or the Assets, whether oral or written.

“Disclosure Schedule” means the schedules executed and delivered by Seller to Buyer as of the date of this Agreement that set forth the exceptions to the representations and warranties contained in Article III of this Agreement and certain other information called for by this Agreement.

“Encumbrance” means any claim, lien, pledge, option, right of first refusal, buy-sell agreements, defect in title, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, title retention agreement or other restrictions or encumbrances of any nature or kind, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means all properties, assets and rights of the Seller and its Affiliates other than the Assets. “Excluded Assets” shall include, without limitation:

(a) this Agreement and all rights of Seller and Parent under this Agreement;

(b) the capital stock, corporate charter, original minute books, stock books, original tax returns and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(c) all cash, cash equivalents and account or note receivable, whether current or noncurrent, of the Seller and its Affiliates;

(d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating exclusively to (i) the Excluded Liabilities or (ii) the Excluded Assets described in (a), (b) and (c) above.

“Financial Statements” means the unaudited balance sheet of the Business dated December 31, 2003 and the Balance Sheet and the related statements of income of the Business for the year-ended December 31, 2003 and the six months ended June 30, 2004, together with any related notes.

“Fixtures and Equipment” means all of computer hardware, networking equipment, furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tools, dies, jigs, molds, patterns, tooling fixtures, assembly fixtures, hard tooling, quality control equipment and gauges and other tangible personal property owned by Seller and used primarily in connection with the Business, to the extent listed on Schedule 11.1-a.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Intellectual Property” means all intellectual, industrial, and proprietary rights, whether domestic or foreign (including any associated goodwill and rights to claim past, present and future infringement relating to the Business, including: (i) all trade secrets, confidential information, and know-how, including all technical, manufacturing, and engineering information, software, source code, data, new developments, designs, inventions, or ideas (whether or not patentable and whether or not reduced to practice), and all related documentation, whether in hard copy or electronic format; (ii) all words, symbols, icons, logos, trade dress or other indicia of origin adopted or used in connection with any product made or service, whether registered or unregistered, and all rights necessary to prevent unfair trading; (iii) all applications and registrations related to, and all licenses and sub-licenses granted to or by third parties to use, any of the foregoing; (iv) all telephone and telecopier numbers, (v) all Internet addresses, domain names, URLs, web sites, and other Business addresses, and (vi) all Proprietary Rights.

“Inventory” means all inventory of Seller held for resale or in transit with respect to the Business and all of Seller’s raw materials, work-in-process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located, to the extent listed on Schedule 11.1-b.

“Material Adverse Effect” or “Material Adverse Change” means any material adverse change or effect on the business, assets, financial condition, or results of operation of Seller or the Business.

“Permitted Encumbrances” means and includes (i) any Encumbrance identified on Schedule 11.1-c and accepted by Buyer; (ii) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established that are reflected on the Balance Sheet; (iii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Encumbrances imposed by law arising and anticipated to be paid in the ordinary course of business and which are not individually or in the aggregate material; (iv) Encumbrances incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security legislation; (v) deposits to secure the performance of any of the following: bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business and disclosed on Schedule 11.1-c; and (vi) easements, rights of way, restrictions and other similar Encumbrances on real property incurred in the ordinary course of business that do not interfere in any material respect with the current use of any Asset subject thereto or the operation of the Business.

“Permits” means all licenses (including engineering licenses), permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary for the conduct of, or relating to the operation of, the Business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Representative” means any officer, director, principal, agent, employee or other authorized representative.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including related interest, penalties and additions.

Section 11.2. Other Defined Terms. The following terms will have the meanings defined for such terms in the Sections set forth below:

Term	Section

“Actions”	3.11
“Agreement”	Preamble
“Assumed Contracts”	1.2
“Assumed Liabilities”	1.2
“Basket”	8.2(a)
“Bond”	8.6
“Buyer”	Preamble
“Cash Payment”	1.4(a)
“Claim”	8.2(c)
“Claim Notice”	8.2(c)
“Closing”	2.1
“Closing Statement”	1.5(a)
“Competing Organization”	8.5(a)
“Controlled Group Member”	3.16(a)
“Discounted Vehicles”	1.5(a)
“Employee Benefit Plans”	3.16(a)
“Environmental and Safety Requirements”	3.18(a)
“Escrow Agreement”	1.4(c)
“Escrow Amount”	1.4(a)
“Excluded Liabilities”	1.3
“F&E Amount”	1.5(a)
“Final Closing Statement”	1.6
“Fixed Assets List”	1.5(e)
“General Cap”	8.2(a)
“Geographic Area”	8.5(a)
“Hazardous Substances”	3.18(b)
“IRS”	3.16(c)
“I&DV Amount”	1.5(a)
“Losses”	8.2(a)

“Material Contracts”	3.5(a)
“Noncompete Period”	8.5(a)
“Non-Transferable Asset”	5.5
“Parent”	Preamble
“Proprietary Rights”	3.14
“Purchase Price”	1.4
“Real Property Leases”	3.4
“Rehired Employees”	5.8(a)
“Required Consents”	6.4
“Seller”	Preamble
“Transition Services Agreement”	2.2(a)(v)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

BUYER: ANDREW SYSTEMS INC. By: /s/ Ralph E. Faison Name: Ralph E. Faison Title: President & CEO	SELLER: ATC TOWER SERVICES, INC. By: /s/ Steven J. Moskowitz Name: Steven J. Moskowitz Title: Executive Vice President
PARENT: AMERICAN TOWER CORPORATION By: /s/ Steven J. Moskowitz Name: Steven J. Moskowitz Title: Executive Vice President

The undersigned irrevocably, absolutely and unconditionally guarantees to Seller the due, prompt and punctual performance by Buyer under this Agreement and the other agreements to be entered into by Buyer in connection with this Agreement. The undersigned shall not be entitled to claim the defense of Buyer with respect to lack of capacity, power of authority on behalf of Buyer or voluntary or involuntary proceedings by or against Buyer in bankruptcy or for reorganization or other relief under any bankruptcy or insolvency laws and the undersigned unconditionally and irrevocably waives each and every defense which, under principles of guaranty or suretyship law, would operate to impair or diminish the liability of the undersigned in its capacity as guarantor hereunder.

ANDREW CORPORATION

By: /s/ Ralph E. Faison

Name: Ralph E. Faison

Title: President & CEO